Exhibit 99.7


                      SETTLEMENT AGREEMENT AND RELEASE BY,

                     BETWEEN AND AMONG CONGOLEUM CORPORATION

                          AND FEDERAL INSURANCE COMPANY

      This Settlement Agreement and Release (the "Agreement") is made by, between and among (a) each of the following (each, a "Debtor" and, collectively, the "Debtors"): Congoleum Corporation (together with its affiliates, predecessors, successors and assigns, collectively "Congoleum"), Congoleum Sales, Inc., and Congoleum Fiscal, Inc., as debtors and debtors-in-possession, and their affiliates, predecessors, successors and assigns, (b) Federal Insurance Company and its parents, affiliates, predecessors, successors and assigns (collectively, "Federal"); and (c) upon its creation, the Plan Trust. The Debtors, Federal and the Plan Trust, upon its creation, are each referred to herein in their individual capacity as a "Party" and collectively as the "Parties."

                                         RECITALS

      WHEREAS, numerous "Asbestos Claims" (as defined herein) have been asserted against Congoleum; and

      WHEREAS, Federal issued to Congoleum the liability insurance policies listed on Attachment A hereto (the "Subject Policies," as defined herein); and

      WHEREAS, there is a dispute between the Debtors and Federal regarding their respective rights and obligations with respect to insurance coverage for Asbestos Claims (the "Coverage Dispute"); and

      WHEREAS, Congoleum and Federal are parties to a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01 pending in the Superior Court of New Jersey, Law Division, Middlesex County (the "Coverage Action"); and

      WHEREAS, the "Plan Proponents" (as defined herein) distributed their Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, et al., dated October 27, 2003, as amended (the "Original Plan"); and

      WHEREAS, on or about December 31, 2003, the Debtors filed reorganization Case No. 03-51524 (KCF) jointly administered pursuant to chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Chapter 11 Case"), and the Debtors continue to operate their businesses as debtors and debtors-in-possession; and

      WHEREAS, Congoleum seeks in the Coverage Action declaratory relief, actual compensatory and consequential damages, plus interest thereon, among other relief, and Federal denies that it owes any damages as alleged and has defended against Congoleum's claims in the Coverage Action; and

      WHEREAS, on or about July 22, 2005, the Debtors filed with the Bankruptcy Court the Sixth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the "Sixth Modified Plan"); and

      WHEREAS, the Debtors and Federal entered into settlement negotiations to resolve the Coverage Dispute and to further define their respective rights and obligations under the Subject Policies and (a) the Debtors and Federal agreed to a settlement involving the "Settlement Amount" (as defined herein) (less any credits that may apply pursuant to Paragraph II.K below); (b) and Federal agreed to pay to the Plan Trust or as otherwise directed by the Bankruptcy Court the Settlement Amount (plus any and all interest accrued thereon as provided for herein), provided that Federal is designated as a Settling Asbestos Insurance Company under the Plan and the other conditions to the Trigger Date are satisfied; and


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

      WHEREAS, subject to the terms of this Agreement, the Debtors and Federal now wish to enter into an agreement, as set forth below, to settle and resolve the Coverage Dispute as between them, to provide for mutual releases of their claims under the Subject Policies, to provide for dismissals with prejudice of the Coverage Action as between them, to provide for a permanent withdrawal of all of Federal's claims, objections and appeals, if any, in the Chapter 11 Case, and to resolve certain other matters, all as set forth below; and

      WHEREAS, the Debtors and Federal desire that, upon creation of the Plan Trust, the Plan Trust shall become a Party to this Agreement; and

      WHEREAS, the Parties now wish to enter into an agreement, as set forth below, to settle and resolve the outstanding disputes referred to above;

      NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    AGREEMENT

I.    DEFINITIONS

      A. For purposes of this Agreement, the following definitions apply to the capitalized terms herein wherever those terms appear in this Agreement, including the prefatory paragraph, recitals, the sections below and any attachments hereto. Capitalized terms in the prefatory paragraph, recitals, the sections below and any attachments hereto have the meanings ascribed to them therein to the extent they are not otherwise defined in this Definitions section. Capitalized terms that are not defined in this Agreement are given the meanings designated in the Plan. Moreover, each defined term stated in the singular shall include the plural and each defined term stated in the plural shall include the singular. The word "including" means "including but not limited to."


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

      B. "Approval Order" means a Final Order (as defined herein) of a court of competent jurisdiction approving this Agreement and the compromise and settlement memorialized herein between the Debtors and Federal, which order shall be in the form of Attachment A hereto or such other order that is in a form and substance acceptable to the Debtors and Federal.

      C. "Asbestos Claims" means any and all past, present and future Claims (as defined herein), demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance. The term "Asbestos Claims" also includes, without limitation, claims or suits alleging in whole or in part exposure to asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by the Debtors or otherwise)


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

of asbestos or an asbestos-containing product, either alone or in combination with any other substance. The term "Asbestos Claims" also includes the definitions of the following terms, as set forth in Section 1.2 of the Plan: ABI Asbestos Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Asbestos Property Damage Contribution Claim, Indirect Asbestos Claim, and Unknown Asbestos Claim.

      D. "Asbestos Legislation" means any legislation enacted by the United States Congress and signed by the President of the United States by no later than January 3, 2006, or that becomes law without the President's signature by no later then January 3, 2006, that (1) regulates, limits or controls the prosecution of substantially all Plan Trust Asbestos Claims in the state or federal courts; (2) creates or purports to create an obligation on Federal to pay money pursuant to the legislation for the benefit of asbestos claimants; and
(3) replaces, at least in part, Federal's obligations to policyholders under policies of insurance covering or alleged to cover Asbestos Claims. The term "Asbestos Legislation" is intended to encompass what is commonly understood to be "asbestos reform" legislation and is not intended to encompass general tort reform, class action reform, malpractice reform, or tax reform, or any other legislation that would regulate, limit or control Claims without regard to whether they arise from or attributable to exposure to asbestos or asbestos-containing products. For the avoidance of doubt, the fact that legislation alters or modifies the requirements or standards for establishing liability against the Debtors and/or the Plan Trust (including legislation that imposes medical and/or exposure criteria, imposes strict liability on the Debtors and/or the Plan Trust, or regulates or limits the jurisdiction or forum in which an Asbestos Claim may be brought) does not make such legislation "Asbestos Legislation" under this Paragraph I.D.


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

      E. "Claim" means any of the following: (1) "Claim" as that term is defined in the United States Bankruptcy Code, 11 U.S.C. ss. 101(5); (2) Demand; or (3) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise (including any claim (a) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability;
(b) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation (except as specified in Paragraph II.I, below); or (c) pursuant to or under a contract, other agreement, promise, representation or warranty; or (d) pursuant to any direct action or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

      F. "Confirmation Order" means an order entered by the Bankruptcy Court in the Chapter 11 Case confirming the Plan, together with any order of the United States District Court issued pursuant to section 524(g)(3)(A) of the Bankruptcy Code confirming or affirming such order.


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

      G. "Congoleum" means (1) the corporation now named Congoleum Corporation that was incorporated in the State of Delaware in 1986 ("Congoleum Corporation"); (2) Congoleum Corporation's predecessors, successors and past and present assigns, all its past and present subsidiaries and the predecessors, successors and past and present assigns of such subsidiaries, any person in which Congoleum Corporation has an ownership interest, directly or indirectly, of fifty percent (50%) or more, and any Persons; provided that as to each of the foregoing, Congoleum Corporation has the power and authority to release claims under the Subject Policies on their behalf (3) any Persons that have been acquired by, merged into or combined with any of the Persons identified in sub-paragraph I.G(1) above, provided that Congoleum Corporation has the power and authority to release claims under the Subject Policies on their behalf; (4) any and all Persons named as insureds, other insureds, or otherwise insured or claimed to be insured under the Subject Policies, provided that, as to each of the foregoing, Congoleum Corporation has the power and authority to release claims under the Subject Policies on their behalf; (5) Congoleum Sales, Inc. and Congoleum Fiscal, Inc., debtors and debtors-in-possession; and (6) the directors, officers, agents, employees, representatives and attorneys of any of the foregoing Persons, solely in their respective capacities as such, provided that, as to each of the foregoing, Congoleum Corporation has the power and authority to release claims under the Subject Policies on their behalf.

      H. "Congoleum Releasees" means (i) Congoleum and each of the other Debtors; (ii) each of their respective parents, subsidiaries, divisions, holding companies, merged companies, companies acquired before the Execution Date, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; (iii) the directors, members, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such; and (iv) its attorneys and agents.


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

      I. "Creditors' Committee" means the Official Committee of Unsecured Asbestos Claimants initially appointed by the United States Trustee in the Reorganization Cases on or about April 21, 2004.

      J. "Entity" means "Entity" as that term is defined in the Plan, as amended.

      K. "Execution Date" means the earliest date on which this Agreement is signed by the Debtors and Federal.

      L. "Federal Releasees" means (i) Federal; (ii) each of Federal's parents, subsidiaries, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; (iii) each of the directors, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such; and (iv) its attorneys and agents.

      M. "Final Order" means an order or judgment of a court, the implementation, operation or effect of which has not been stayed and as to which the time to appeal, seek review, petition for certiorari, or move for reargument, reconsideration or rehearing has expired and as to which no appeal, petition for review, reconsideration, rehearing or certiorari or other proceedings for reargument or rehearing shall then be pending; provided, however, if an appeal, writ of certiorari, reargument, reconsideration or rehearing thereof has been filed or sought, such order of the court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been


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

denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for reargument, reconsideration or rehearing shall have expired; provided, further, that, for the avoidance of doubt, the Parties acknowledge and agree that the possibility that a motion filed with respect to such order under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or other analogous rule under the Bankruptcy Rules, may be filed, does not cause such order not to be a Final Order (provided, further, that such a motion has not been filed as of a date that such order would otherwise be considered a Final Order.

      N. "FCR" means the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such.

      O. "Motion" has the meaning ascribed to such term in sub-paragraph III.E.c of this Agreement.

      P. "Percentage of Undisputed Limits Resolved" means, for each insurer party in the Coverage Action (1) whose only insurance policies issued to Congoleum were issued at the $21,000,000 attachment point or higher; and (2) that executes a Asbestos Insurance Settlement Agreement with Congoleum, which settlement resolves said insurer's disputes with Congoleum in the Coverage Action and the Chapter 11 case and grants such insurer the injunctive protection afforded under section 524(g) of the Bankruptcy Code, the percentage calculated by dividing the settlement amount required to be paid by said settling insurer under such Asbestos Insurance Settlement Agreement by the total amount of undisputed limits applicable and available to pay Asbestos Claims under the insurance policy(ies) that are the subject of such Asbestos Insurance Settlement Agreement. With respect to a settling insurer whose settlement requires multiple


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

payments over time, for purposes of calculating the Percentage of Undisputed Limits Resolved, the settlement amount shall be the net present value of the sum of all such required payments under the settlement agreement, utilizing a 5% discount rate, present valued as of the date on which such settlement was executed.

      Q. "Person" means any natural person, corporation, limited liability company, syndicate, trust, joint venture, association, company, partnership, governmental authority or other entity.

      R. "Plan" means the Sixth Modified Plan, as such Sixth Modified Plan may be further modified from time to time in accordance with the terms thereof; provided, however, that (i) such modifications are consistent with the terms of this Agreement and do not adversely affect the interests of Federal under this Agreement and such modifications do not revise or delete the Claimant Agreement (Exhibit "E" to the Disclosure Statement), and (ii) the Sixth Modified Plan, as so further modified, provides an injunction at least as broad and inclusive as the "Asbestos Channeling Injunction" (as defined in the Fourth Modified Plan) that applies to Settling Asbestos Insurance Companies.

      S. "Plan Proponents" means the Debtors in the Chapter 11 cases jointly administered under Case No. 03-51524 (KCF) in the United States Bankruptcy Court for the District of New Jersey.

      T. "Plan Trust" means the Plan Trust as defined in the Plan.

      U. "Subject Policies" means any known or unknown policies issued by Federal to the Debtors, including but not limited to policy number 7932-98-47 effective from January 1, 1977 to January 1, 1978 and policy number
(79)7932-98-47 effective from January 1, 1978 to January 1, 1979.


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

      V. "Termination Event" means the occurrence for any reason of any of the contingencies set forth in Paragraph III.H below and/or the subsequent declaration of this Agreement as null and void in accordance with Paragraph III.H below.

      W. "Trigger Date" means the earliest date upon which written notice is sent to Federal by the Debtors, pursuant to Section V below, stating that all of the following events have occurred, if ever: (1) the Approval Order is a Final Order; (2) the "Effective Date," as defined in the Plan, has occurred; (3) the Confirmation Order is a Final Order; and (4) Federal has been designated as a Settling Asbestos Insurance Company (entitled to all of the rights and protections of a Settling Asbestos Insurance Company, including an injunction under section 524(g) of the Bankruptcy Code under the Plan) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the conclusion of the Confirmation Hearing, pursuant to the Plan.

      X. "Variable Amount" means the product of (i) the weighted average of the Percentage of Undisputed Limits Resolved for all insurer parties in the Coverage Action (a) whose only insurance policies issued to Congoleum were issued at the $21,000,000 attachment point or higher; and (b) that execute Asbestos Insurance Settlement Agreements with Congoleum, which Asbestos Insurance Settlement Agreements resolve said insurers' disputes with Congoleum in the Coverage Action and the Chapter 11 case and grant such insurers the injunctive protection afforded under section 524(g) of the Bankruptcy Code, multiplied by (ii) Ten Million Dollars ($10,000,000.00) (the nominal value of the undisputed limits applicable and available to pay Asbestos Claims under each of the Subject Insurance Policies).


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

II.   PAYMENT BY FEDERAL

      A. Within thirty (30) Business Days of the Trigger Date, Federal shall pay to the Plan Trust or as otherwise directed by the Bankruptcy Court, the total amount of Four Million Dollars ($4,000,000.00) (the "Settlement Amount") (less any credits that may apply pursuant to Paragraph II.K below) representing costs associated with Asbestos Claims.

      B. The proceeds of Federal's payment in full of the Settlement Amount hereunder shall be used only to pay Asbestos Claims and/or to pay other amounts payable by the Plan Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended.

      C. Federal covenants and agrees that it shall not, without the written consent of the Debtors, and after the Effective Date, the Plan Trust, consent to, the entry of any order, decree, judgment or injunction that would require Federal to make payment of the Settlement Amount (or any interest accrued thereon as provided for herein) to, or for the benefit of, a Person other than the Plan Trust or as directed by the Bankruptcy Court, as applicable, or that would prohibit, divert, channel or otherwise limit or restrict payment of the Settlement Amount (together with any and all interest accrued thereon as provided for herein) to the Plan Trust or to such other Person as may be directed by the Bankruptcy Court, or which would have any such effect.

      D. The Debtors covenant and agree that they shall not, without the written consent of Federal, (1) serve any subpoena upon Federal; or (2) designate the deposition testimony of Federal or any Federal employee in his or her individual capacity (if any), in connection with the Coverage Action or the Chapter 11 Case.


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

      E. Time is of the essence with respect to payment of the Settlement Amount (together with any and all interest accrued thereon as provided for herein). Subject to the provisions of Paragraphs II.A and II.B above, all payments made by Federal pursuant hereto shall be made no later than the date when due, without any set off, counterclaim, dimunition or any other deduction except for reductions or deductions that may apply pursuant to Paragraph II.K below, provided, however, that if such applicable date is not a Business Day, then such payment shall be made on the next Business Day.

      F. In the event that the Settlement Amount is not paid in full when due, the Settlement Amount shall bear interest from (and including) the date that is three days after the date of notice of such overdue payment to Federal in the manner specified in Section V herein to (but excluding) the date said Settlement Amount plus all interest accrued thereon is actually paid in full, at an interest rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was due plus two percent (2%), compounded daily. No interest shall apply to any amounts in dispute under Paragraph II.K below.

      G. From and after the Trigger Date, and unless this Agreement is declared null and void pursuant to Paragraph III.H below, any and all payments by Federal shall be deemed final and irrevocable payments.

      H. Federal shall have the right to allocate the Settlement Amount, or any portions thereof, solely for its own purposes, in its own books and records, to the various types and classifications of claims released by the Debtors pursuant to Section IV, below; provided, however, that neither the Debtors nor the Plan


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

Trust shall be bound by or be deemed to agree with any such allocation for any reason or purpose and that Federal's allocation shall not, in any way, limit its obligation to pay the Settlement Amount in full (less any deductions that may apply pursuant to Paragraph II.K below) when due or limit the Debtors' or the Plan Trust's use or allocation of the Settlement Amount.

      I. Federal shall not seek reimbursement of any payments that it has made or is obligated to make under this Agreement or otherwise, whether by way of a claim for contribution or subrogation, or otherwise, from any Entity other than Federal's reinsurers in their capacity as such. Each of the Debtors shall use its reasonable best efforts to obtain from all insurers with which it settles an agreement similar to that set forth in the preceding sentence; provided that, notwithstanding anything to the contrary herein, the failure of the Debtors to obtain such an agreement from any other insurer with which it settles shall not constitute a breach of this Agreement. Notwithstanding the foregoing, subject to the effect of any injunction issued pursuant to section 524(g) of the Bankruptcy Code, Federal may file a cross-complaint or counterclaim against any Entity that has first asserted a claim seeking reimbursement for any payment that it has paid or is required to pay, whether by way of a claim for contribution and/or subrogation or otherwise, against Federal in connection with any Claims released hereunder; provided that, to the extent Federal recovers any amount in respect of such cross-complaint or counterclaim from such third party, the proceeds of such recovery shall be paid by Federal per the instruction of the Debtors or the Plan Trust, (as the case may be) after Federal is reimbursed from such proceeds for their reasonable fees, costs and expenses incurred in prosecuting and defending such claim. For the avoidance of doubt, any payment of such proceeds per the Debtors' or the Plan Trust's instructions shall not reduce or count towards Federal's obligation to pay the Settlement Amount (plus any and all interest accrued thereon as provided for herein).


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

      J. In the event that any insurer of the Debtors obtains a binding arbitration award or final judgment against or a settlement with Federal (with the consent of the Debtors prior to the "Effective Date" (as defined in the Plan) or with the consent of the Plan Trust following said Effective Date (which consent in either case shall not be unreasonably withheld) entitling it to obtain a sum certain from Federal as a result of said insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim, against Federal for Federal's alleged share or equitable share of the defense and/or indemnity of the Debtors for any Claims released pursuant to this Agreement, the Debtors or the Plan Trust (as the case may be) shall voluntarily reduce the amount of any such final judgment or settlement payment that they have obtained or may obtain from such other insurer by the amount of such other insurer's binding arbitration award or final judgment awarded against or settlement with Federal in connection with such contribution, subrogation, indemnification or other similar claim and shall direct that Federal shall not be subject to liability for such judgment, arbitration award or settlement. Such a reduction in judgment or arbitration award or settlement will be accomplished by subtracting from the judgment, arbitration award or settlement against the other insurers the share of the judgment, arbitration award or settlement attributable to Federal.

      K. In the event that the Settlement Amount exceeds One Hundred Five percent (105%) of the Variable Amount, then the Settlement Amount shall be reduced to equal the Variable Amount.


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

      L. If any Party believes that the provisions of Paragraph II.K above are triggered, the Parties shall meet and confer in good faith to attempt to reach an agreement as to the appropriate adjustment of the Settlement Amount. In the event that the Parties are unable to reach an agreement as to an appropriate adjustment of the Settlement Amount, then the Parties agree to resolve the dispute by binding arbitration by a mutually-selected single arbitrator from a list provided by Jams/Endispute in New York, New York. Each Party shall bear its own costs in the arbitration.

      M. Solely in the event that Asbestos Legislation (if any) does not entitle Federal to receive (or Federal does not in fact otherwise receive, for any reason whatsoever) a setoff or other decrease in its payment or contribution or liability to pay or contribute under such Asbestos Legislation that is (1) equal to or greater than the Settlement Amount; and (2) attributable to and based upon its payment of the Settlement Amount, then the Parties intend that Federal will not be required to pay under this Agreement any portion of the Settlement Amount that Federal will be required to pay (or does in fact pay) with respect to the Subject Policies pursuant to the Asbestos Legislation. If, however, Asbestos Legislation (if any) permits a setoff or other decrease in Federal's payment or contribution or liability to pay or contribute under such Asbestos Legislation that is (x) equal to or greater than the Settlement Amount; and (y) attributable to and based upon its payment of the Settlement Amount, then the Parties intend that Federal shall pay the Settlement Amount in full to the Plan Trust, or as otherwise directed by the Court, pursuant to the terms of this Agreement. In the event of Asbestos Legislation, the Parties promptly will meet and confer in good faith, and will exercise their reasonable best efforts to agree to a method to effectuate their intent as stated in this Paragraph II.M. In the event that the


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

Parties have met and conferred in good faith pursuant to this Paragraph II.M and are unable to agree to a method to effectuate the intent of this Paragraph II.M, each Party shall reserve its rights to as to the application and enforcement of this Paragraph II.M. Nothing in this Settlement Agreement or in this Paragraph II.M shall require or be construed to require Federal to violate the terms of any Asbestos Legislation.

      N. Notwithstanding the provisions of Paragraph II.M above, only in the event that any of the Debtors enters into a final, written Asbestos Insurance Settlement Agreement with any other Settling Asbestos Insurance Company prior to the time that the Confirmation Order becomes a Final Order, and if such Asbestos Insurance Settlement Agreement contains a provision that allows such Settling Asbestos Insurance Company to void or nullify that Asbestos Insurance Settlement Agreement because of the enactment of federal legislation designed to resolve the asbestos-related bodily injury Claims that are the subject of this Agreement (a "Legislation Clause"), then Federal shall have, and shall be deemed to have, the same right to void or nullify this Agreement as is provided in the Legislation Clause of that other Asbestos Insurance Settlement Agreement; provided, however, that, that any such right to void or nullify this Agreement shall terminate on the date on which the Confirmation Order becomes a Final Order.

III.  BANKRUPTCY OBLIGATIONS

      A. In consideration for the promises and covenants hereunder, the Plan Proponents shall (i) designate Federal as a Settling Asbestos Insurance Company (entitled to all of the rights and protections of Settling Asbestos Insurance Companies under the Plan) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the conclusion of the


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

Confirmation Hearing, pursuant to the Plan; and (ii) file, within ten (10) Business Days of the Execution Date, the Motion (as defined herein) pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Approval Order, and Federal will support the Plan Proponents' efforts to obtain such approval.

      B. Upon the later of (1) the Effective Date or (2) the Confirmation Order becoming a Final Order, if any Claim released under the Subject Policies pursuant to this Agreement, or that is subject to the Asbestos Channeling Injunction or any other injunctive protection provided for in the Plan or Confirmation Order, is brought against Federal, then the Plan Trust will cooperate with Federal in establishing that Federal is a Settling Asbestos Insurance Company entitled to the protections afforded Settling Asbestos Insurance Companies under the Plan.

      C. Congoleum and the Plan Trust shall not seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction with respect to Federal after the Confirmation Order becomes a Final Order. Notwithstanding the foregoing, Congoleum and the Plan Trust may seek to modify the Asbestos Channeling Injunction, provided such modifications do not terminate, reduce or limit the scope of such injunction, after first obtaining the written consent of Federal, which consent shall not be unreasonably withheld.

      D. Federal will not assert, file, or pursue any motions, objections, claims, proofs of claim, or appeals in the Chapter 11 Case and shall support and not oppose entry of the Approval Order. However, nothing in this paragraph shall require Federal to join in each factual assertion or legal argument propounded by Congoleum.


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

      E. Federal will not object to or oppose confirmation of the Plan (or of any subsequently modified plan(s) of reorganization in the Chapter 11 Case), and Federal will not appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to Federal of this Agreement and provided further that the Approval Order includes findings that:

      a. Federal's payment in full of the Settlement Amount together with any and all interest accrued thereon as provided for in Paragraph II.F, above, (less any credits that may apply pursuant to Paragraph II.K. above), shall satisfy and extinguish in full Federal's obligation for Claims under the Subject Policies.

      b. Federal's payment in full of the Settlement Amount, together with any and all interest accrued thereon as provided for in Paragraph II.F, above, (less any credits that may apply pursuant to Paragraph II.K above) shall be made to the Plan Trust or as otherwise directed by the Bankruptcy Court. The proceeds of the Settlement Amount shall be paid only to pay Asbestos Claims and/or to pay other amounts payable by the Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended.

      c. Adequate notice of the Debtors' Motion for Approval of the Settlement Agreement Between the Debtors and Federal Insurance Company (the "Motion") and of the hearing on the Motion was given by mailing a copy of the Motion and notice of the hearing on the Motion to: (a) the members of the Official Committee of Asbestos Claimants (the "Committee") and the Committee's counsel; (b) the FCR and the counsel for the FCR; (c) the Claimants' Counsel; (d) all other Persons or Entities, including but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case; (e) Congoleum's insurers that are or were parties to the Coverage Action; (f) the United States Trustee; (g) the Collateral Trustee (the "Collateral Trustee") of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (h) Congoleum Corporation's majority shareholder, American Builtrite, Inc.; (i) any other presently existing Entities that are insureds under the Subject Policies; (j) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Fourth Modified Plan (the "Claimant Agreement"), or ballots submitted in connection with this case; and (k) to all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) days prior to the Hearing, became known through filing of a proof of claim or otherwise.

      d. Notice to an attorney for the holder of an Asbestos Claim constitutes notice to the claimant for purposes of the Agreement.

      e. Notice of the Agreement, the Motion and the Hearing is sufficient to bind the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons or Entities, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtors' Chapter 11 Case.

      f. The Approval Order and each of its Findings and Conclusions are binding upon the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons or Entities, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case. Federal will not object to or oppose confirmation of the Plan (or confirmation of any subsequently modified plan(s) of reorganization in the Chapter 11 Case), and Federal will not appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to Federal of this Agreement and provided further that the Approval Order includes a provision acknowledging that the Plan, as amended, states that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company under the Federal Policies based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company under the Federal Policies, which Settling Asbestos Insurance Company shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims.

      F. Upon its creation, the Plan Trust (1) automatically and without need for further action shall become a Party to this Agreement; and (2) promptly shall execute this Agreement. Upon the Trigger Date, and without limiting the obligations of the Debtors under this Agreement, the Plan Trust automatically shall succeed to all of the rights and be bound by all of the obligations of the Debtors under this Agreement without necessity of further action; provided, however, that the release provisions of Section IV below shall be binding on and inure to the benefit of the Debtors, the Plan Trust and Federal. The Debtors shall include in the Plan Trust Agreement as an obligation of the Plan Trust, effective from the creation of the Plan Trust, that such trust shall be subject to and bound by this Agreement and the Approval Order.

      G. Upon the occurrence of the Trigger Date, all of the Debtors' Asbestos Insurance Rights under this Agreement shall be assigned to the Plan Trust pursuant to the Plan and the Plan Documents, automatically and without need of further action by any Party or Entity; provided that the provisions of Sections IV and IX below shall remain binding on and shall continue to inure to the benefit of the Debtors and Federal, and in addition shall be binding on and inure to the benefit of the Plan Trust. The Plan Proponents shall propose to the Bankruptcy Court technical modifications to the Plan providing that the provisions of the Asbestos Insurance Settlement Agreements shall be binding on the Plan Trust with the same force and effect as if the Plan Trust were a party to the Asbestos Insurance Settlement Agreements.

      H. Notwithstanding Paragraph III.G above, and subject to Paragraph III.I below, any Party may declare this Agreement, except for the provisions in Paragraph III.I and Sections I and V herein, to be null and void upon the occurrence of any of the following contingencies: (i) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) denying approval of this Agreement; (ii) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) converting the Chapter 11 Case into a Chapter 7 case or dismissing the Chapter 11 Case prior to the Approval Order becoming a Final Order or prior to the Confirmation Order becoming a Final Order; (iii) the failure of the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) to find in the Approval Order that Federal's payment in full of the Settlement Amount, together with any and all interest accrued thereon as provided for herein, satisfies in full and extinguishes Federal's obligation for Claims under the Subject Policies; (iv) if the Plan as confirmed does not contain a provision stating that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company under the Subject Policies based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company (including Federal), which Settling Asbestos Insurance Company shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims under the Subject Policies; (v) the failure of the Confirmation Order to become a Final Order within twenty-four (24) months of the Execution Date; or (vi) the confirmation of a plan of reorganization that is not substantially similar to the Sixth Modified Plan. Any such declaration pursuant to this Paragraph III.H must be made in writing and sent to all Parties in the manner set forth in
Section V below.

      I. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is declared null and void pursuant to Paragraph III.H above, (1) this Agreement (except for Sections I and V and Paragraphs III.H and III.I herein) shall be vitiated and shall be a nullity; (2) Federal shall not be obligated to pay or to cause to be paid the Settlement Amount pursuant to this Agreement; (3) no Party shall be bound by the terms of any Approval Order; (4) the Subject Policies shall remain in the same force and effect as if this Agreement had never existed, and the Debtors and Federal shall have all of the rights and obligations under or with respect to the Subject Policies that they would have had if this Agreement had never existed; (5) Federal shall not be entitled to and shall not claim, any right or benefit of a Settling Asbestos Insurance Company; (6) any and all statutes of limitation or repose, or other time-related limitations, shall be deemed to have been tolled for the period from May 23, 2005 through the date that is thirty (30) days following the date on which the Agreement is declared null and void, and no Party shall assert or rely on any time-related defense to any Claim or Demand by any other Party related to such period; and (7) Federal shall be free to pursue their objections to the Plan and to appeal from the Confirmation Order and Congoleum shall be free to oppose any such objections or appeals.

IV.   RELEASE, DISMISSAL AND WAIVER

      A. Effective upon payment in full by Federal of the Settlement Amount, together with any and all interest accrued thereon as provided for herein, to or for the benefit of the Plan Trust in the manner contemplated in this Agreement:

            1. Each of the Debtors and the Plan Trust releases the Federal Releasees forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity (a) for insurance coverage with respect to the applicable products/completed operations hazards limits under the Subject Policies; (b) for insurance coverage for Claims under the Subject Policies; (c) that were asserted or could have been asserted in the Coverage Action; (d) any violation or alleged violation (whether or not in bad faith) of any statute or regulation, including, without limitation Unfair Claim Practices Acts or similar statutes of each of the fifty (50) states (when applicable) concerning, relating to and/or arising out of the Subject Policies;
(e) any negligent undertaking or alleged negligent undertaking by or on the part of Federal concerning or relating to the Subject Policies; or (f) any other misconduct committed by Federal prior to the Effective Date concerning, relating to and/or arising out of the Subject Policies. In furtherance of their express intent to effect the release contained in this Section IV, Debtors, as of the Effective Date, expressly waive any and all rights each of them may have under any contract, statute, code, regulation, ordinance, or common law, that may limit or restrict the effect of a general release of Claims or Demands not known to or suspected to exist in their favor at the time of the execution of this Agreement concerning, relating to and/or arising out of the Subject Policies. Without limiting the foregoing releases, Debtors acknowledge and agree that Federal shall have no further obligation whatever to provide coverage, defense, indemnity and/or any other benefits relating to, arising out of, and/or in connection with the Subject Policies. It is expressly agreed and understood that Debtors will assert no other or further Claims whatever against Federal in connection with any liability that has arisen or may arise in the future under the Subject Policies. Notwithstanding anything to the contrary herein, nothing in this Paragraph IV.A shall be construed as releasing Federal from its obligations under this Agreement, including, without limitation, the obligation to pay in full the Settlement Amount less any credits that may apply pursuant to Paragraph II.K above.

            2. Federal releases the Congoleum Releasees and the Plan Trust forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity relating to, arising out of and/or in connection with (a) the Subject Policies; (b) any Claims under the Subject Policies; and/or (c) any litigation associated with Claims under the Subject Policies. In furtherance of its express intent to effect the release contained in this Section IV, Federal, as of the Effective Date, expressly waives any and all rights it may have under any contract, statute, code, regulation, ordinance, or common law, that may limit or restrict the effect of a general release of Claims or Demands not known to or suspected to exist in its favor at the time of the execution of this Agreement concerning, relating to and/or arising out of the Subject Policies.

      B. Upon the Execution Date, Congoleum will promptly dismiss Federal and the Subject Policies from the Coverage Action by entering into a stipulation of dismissal, and the Parties shall bear their own fees, costs and expenses incurred in connection with the Coverage Action, the Chapter 11 Case and this Agreement. The stipulation of dismissal shall state that Congoleum's claims are dismissed with prejudice except that such stipulation will provide that, in the event that this Agreement becomes null and void pursuant to Paragraph III.H above, Congoleum may re-join Federal to the Coverage Action and re-assert all claims against Federal in the Coverage Action except claims for bad faith, breach of the implied covenant of good faith and fair dealing or any other extra contractual claim. In such event, the Parties agree that each of Congoleum and Federal will be bound by all issues adjudicated or rulings thereon in the Coverage Action during the period from the date of the stipulation of dismissal to the rejoinder of Federal, despite the fact that Federal did not actually participate in the litigation of such issues during such period.

      C. The Parties acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of Section 1542 of the California Civil Code, which provides:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereto expressly consent that this settlement and release shall be given full force and effect according to each and all of its express terms and provisions, including those dealing with unknown and unsuspected claims, and causes of action. The Parties further agree that this reference to the California Civil Code shall not give rise to any argument that California law applies to this Agreement or the disputes resolved pursuant hereto.

      D. Notwithstanding anything in this Section IV to the contrary, the foregoing release provisions of this Section IV shall not be construed to apply to any breach by a Party of any of its obligations under this Agreement or to discharge any rights that any of the Parties has to enforce this Agreement.

V.    NOTICES

      Any and all statements, communications or notices to be provided pursuant to or in connection with this Agreement shall be in writing and sent by facsimile, e-mail and first-class mail, postage prepaid. Such notices shall be sent to the individuals noted below, or to such other individuals as hereafter designated in writing:

                  TO CONGOLEUM CORPORATION AND THE OTHER DEBTORS:

                  Howard N. Feist III
                  Congoleum Corporation
                  57 River Street
                  Wellesley, MA  02481-2097
                  Phone: (781) 237-6655
                  Fax: (781) 237-6880
                  e-mail: sfeist@alumni.princeton.edu

                  With a copy to

                  Pillsbury Winthrop LLP
                  1540 Broadway
                  New York, NY  10036-4039
                  Attn: Richard L. Epling, Esq.
                        Kerry A. Brennan, Esq.
                  Phone: (212) 858-1000
                  Fax: (212) 858-1500
                  e-mail: repling@pillsburywinthrop.com
                          kbrennan@pillsburywinthrop.com
                   and

                  Gilbert Heintz & Randolph LLP
                  1100 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attn: Bette Orr, Esq.
                  Phone: (202) 772-2323
                  Fax: (202) 772-2325
                  e-mail: orrb@ghrdc.com

                  TO FEDERAL:

                  Thomas R. Kerr, Esquire
                  Vice President, National Specialty
                  Risk Casualty Claims
                  Chubb Group of Insurance Companies
                  15 Mountain View Road
                  Warren, NJ  07059

                  With a copy to

                  William P. Shelley, Esquire
                  Cozen O'Connor
                  1900 Market Street
                  Philadelphia, PA  19103
                  Phone: (215) 665-4142
                  Fax: (215) 701-2442
                  e-mail: wshelley@cozen.com

VI.   NO ADMISSIONS BY THE PARTIES; RIGHTS OF THIRD PARTIES

      A. Nothing contained herein is or shall be deemed to be: (1) an admission by Federal that any of the Debtors or any other Entity was or is entitled to any insurance coverage under the Subject Policies, or as to the validity of any of the positions that have been or could have been asserted by any of the Debtors;
(2) an admission by any of the Debtors as to the validity of any of the positions or defenses to coverage that have been or could have been asserted by

Federal; or (3) an admission by any of the Debtors or Federal of any liability whatsoever with respect to Asbestos Claims or other Claims or Demands. In entering into this Agreement, no Party has waived nor shall be deemed to have waived, modified, or retracted any rights, obligations, privileges, or positions it has asserted or might in the future assert in connection with any Claim or Demand, matter, bankruptcy procedure or process, insurance policy, or Entity outside the scope of this Agreement.

      B. Notwithstanding anything to the contrary herein, the releases in
Section IV above in no way impair any third party or direct claim or action by any Entity against Federal for any wrongful conduct allegedly committed by Federal arising from Federal's insurance of any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Debtors or defense of or settlement of any asbestos claims against any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Debtors.

VII.  CONFIDENTIALITY

      The Parties agree, subject to any disclosure obligations imposed by law, to hold confidential, and not to disclose to third parties, this Agreement unless and until the Debtors file the Motion seeking entry of an Approval Order. Notwithstanding anything to the contrary in this Section VII, any Party may disclose this Agreement at any time (i) to the Party's reinsurers, auditors, regulators, reinsurance intermediaries, creditors, and lenders; (ii) as required to obtain the necessary court approval of this Agreement or the Plan in the Chapter 11 Case; and/or (iii) to Entities by the Plan Trust in connection with the ordinary course of the Plan Trust's operations.

VIII. COOPERATION

      A. Federal shall use its reasonable best efforts to comply with reasonable requests from the Debtors or the Plan Trust for claims payment records or policies issued by Federal required by the Debtors or the Plan Trust in connection with any insurance claims, arbitrations, or litigations related to the Settlement Amount, this Agreement, or the Debtors' Asbestos Claims.

      B. Each of the Debtors and the Plan Trust shall use their reasonable best efforts to comply with reasonable requests from Federal for documents and other information required by Federal in connection with any reinsurance claims, arbitrations, or litigations relating to the Settlement Amount, this Agreement, or the Debtors' Asbestos Claims. For purposes of this Section VIII, "reasonable best efforts" shall not include disclosure of information that is subject to a confidentiality agreement or privilege.

IX.   REPRESENTATIONS AND WARRANTIES

      A. Each of the Debtors represents and warrants that it has full corporate authority to enter this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court. The person signing this Agreement on behalf of any of the Debtors represents and warrants that he or she is authorized by such Debtor to execute this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court.

      B. The Plan Trust, upon its execution and delivery of this Agreement, represents and warrants that it has full trust authority to enter this Agreement as a binding and legal obligation of the Plan Trust. The person signing this Agreement on behalf of the Plan Trust represents and warrants that he or she is authorized by the Plan Trust to execute this Agreement as a binding and legal obligation of the Plan Trust, subject to approval by the Bankruptcy Court.

      C. Federal represents and warrants that Federal has full corporate authority to enter this Agreement as a binding and legal obligation of Federal. The person signing this Agreement on behalf of Federal represents and warrants that he or she is authorized by Federal to execute this Agreement as a binding and legal obligation of Federal.

      D. Each Party represents and warrants that as of the Execution Date, it is not aware of any the existence of any liability insurance policies issued to Congoleum and subscribed to by Federal other than the Subject Policies.

X.    JURISDICTION

      The Bankruptcy Court shall retain exclusive jurisdiction over any dispute relating to this Agreement.

XI.   NO PREJUDICE AND CONSTRUCTION OF AGREEMENT

      This Agreement is the product of informed negotiations and involves compromises of the Parties' previously stated legal positions. This Agreement is without prejudice to positions taken by Federal with regard to other insureds or by the Debtors with regard to other insurers. This Agreement is the jointly drafted product of arm's-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Agreement shall be construed against any other Party by reason of the identity of the drafter.

XII.  ENTIRE AGREEMENT AND TERM

      A. This Agreement and the Approval Order express the entire agreement and understanding between the Debtors, Federal and the Plan Trust. Except as expressly set forth in this Agreement, there are no representations, warranties, promises, or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or alter its terms. If the facts or law related to the subject matter of this Agreement are found hereafter to be other than is now believed by any of the Parties, the Parties expressly accept and assume the risk of such possible difference of fact or law and agree that this Agreement nonetheless shall be and remain effective according to its terms.

      B. Titles and captions contained in this Agreement are inserted only as a matter of convenience and are for reference purposes only. Such titles and captions are intended in no way to define, limit, expand, or describe the scope of this Agreement or the intent of any provision hereof.

XIII. MODIFICATION

      No change or modification of this Agreement shall be valid unless it is made in writing and signed by the Parties hereto.

XIV.  EXECUTION

      This Agreement shall be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Upon execution of the counterparts by the Plan Trust, the Plan Trust shall provide its address for notices to the other Parties under
Section V. Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.

XV.   MISCELLANEOUS

      A. Notwithstanding anything to the contrary herein, the Parties hereby agree that no Party hereto shall have any liability to the other Parties for the occurrence of any Termination Event or the failure of the Trigger Date to occur.

      B. The settlement negotiations leading up to this Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.


            [The remainder of this page is left blank intentionally.]

      IN WITNESS WHEREOF, this Agreement, consisting of thirty-four (34) pages, including this signature page, and one (1) Attachment, has been read and signed by the duly authorized representatives of the Parties as of the dates set forth below.

August 3, 2005           CONGOLEUM CORPORATION

                               By:  /s/ Howard N. Feist
                                   ---------------------------------------
                               Name:    Howard N. Feist
                                     -------------------------------------
                               Title:   Chief Financial Officer
                                      ------------------------------------


August 3, 2005           CONGOLEUM SALES, INC.

                               By:  /s/ Howard N. Feist
                                   ---------------------------------------
                               Name:    Howard N. Feist
                                     -------------------------------------
                               Title:   Vice President
                                      ------------------------------------


August 3, 2005           CONGOLEUM FISCAL, INC.

                               By:  /s/ Howard N. Feist
                                   ---------------------------------------
                               Name:    Howard N. Feist
                                     -------------------------------------
                               Title:   Vice President
                                      ------------------------------------


July 29, 2005            FEDERAL INSURANCE COMPANY

                               BY:  /s/ Thomas R. Kerr
                                   ---------------------------------------
                               Name:    Thomas R. Kerr
                                     -------------------------------------
                               Title:   Vice President, Chubb & Son,
                                     -------------------------------------
                                        A division of Federal Insurance Company

                                       ATTACHMENT A

Insurer                             Policy No.              Policy Period

Federal Insurance Company           7932-98-47              01/01/77 to 01/01/78

Federal Insurance Company           (79)7932-98-47          01/01/78 to 01/01/79

                                  ATTACHMENT B

------------------------------------------------
UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
------------------------------------------------
Caption in Compliance with D.N.J. LBR

9004-2(c)

Okin, Hollander & DeLuca L.L.P.
Parker Plaza, 400 Kelley Street
Fort Lee, NJ  07024
(201) 947-7500
Paul S. Hollander (PH-2681)

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY  10036
(212) 858-1000
Richard L. Epling
Kerry A. Brennan

Attorneys for Debtors and Debtors-In-Possession

------------------------------------------------

In re:                                           Chapter 11

CONGOLEUM CORPORATION, et al.,                   Case No. 03-51524 (KCF)

                              Debtors.           Jointly Administered

------------------------------------------------

                   ORDER AUTHORIZING AND APPROVING SETTLEMENT
                      AGREEMENT AND RELEASE BY, BETWEEN AND
                           AMONG CONGOLEUM CORPORATION
                          AND FEDERAL INSURANCE COMPANY

      The relief set forth on the following pages, numbered two (2) through fifteen (15) is hereby ORDERED.

DATED:   _______________            _____________________________________
                                    Honorable Kathryn C. Ferguson
                                    United States Bankruptcy Judge

      The Court has considered the Motion to Approve Settlement Agreement and Release By, Between and Among Congoleum Corporation and Federal Insurance Company, dated August 4, 2005 (the "Motion"), filed by Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., the debtors and debtors-in-possession herein (collectively, the "Debtors"), seeking approval, pursuant to Rules 2002(a)(3), 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 363(f), 1107, 1108 and1146(c) and other applicable sections of the title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), of that certain Settlement Agreement and Release (such agreement, including the exhibits thereto, the "Settlement Agreement") dated as of August 3, 2005, by, between and among (a) Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc. as debtors and debtors-in-possession, together with their respective affiliates, predecessors, successors and assigns (collectively, "Congoleum"); (b) Federal Insurance Company and its parents, affiliates, predecessors, successors and assigns (collectively, "Federal"); and (c) upon its creation, the Plan Trust.(1) Capitalized terms used in this Approval Order and not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement. The Settlement Agreement relates to the Subject Policies.

            Adequate notice of the Motion was given by individual mailing to:
(a) the members of the Official Committee of Asbestos Claimants (the "Committee") and the Committee's counsel; (b) the FCR and the counsel for the FCR; (c) the Claimants' Counsel; (d) all other Persons or Entities, including

----------
(1) As defined in the Sixth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., dated June 10, 2005 (the "Sixth Modified Plan"), as presently constituted.

but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case; (e) Congoleum's insurers that are or were parties to the Coverage Action; (f) the United States Trustee; (g) the Collateral Trustee (the "Collateral Trustee") of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (h) Congoleum Corporation's majority shareholder, American Biltrite, Inc.; (i) any other presently existing Entities that are insureds under the Subject Policies; (j) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Plan (the "Claimant Agreement"), or ballots submitted in connection with this case; and
(k) to all known holders of Asbestos Claims whose counsel are not included within the preceding clause who, as of at least five (5) days prior to the Hearing, became known through filing of a proof of claim or otherwise.

            A hearing was held on August __, 2005, ("Hearing") to consider the Motion and the Settlement Agreement, and all interested parties were given an opportunity to be heard and to present evidence. Objections to the Motion, if any, have been resolved by agreement or are overruled, and after due deliberation and sufficient cause appearing therefore, this Court hereby makes the following Findings of Fact and Conclusions of Law:

I.    FINDINGS OF FACT:

            IT IS HEREBY FOUND AND DETERMINED THAT:(2)

Jurisdiction, Final Order And Statutory Predicates

            A. This Court has jurisdiction to hear and determine the Motion and to grant the relief requested therein pursuant to 28 U.S.C. ss.ss. 157(b)(1) and 1334(b). This Motion presents a core proceeding pursuant to 28 U.S.C. ss.ss. 157(b)(2)(A), (M) and (O).

            B. This Approval Order constitutes a final order within the meaning of 28 U.S.C. ss. 158(a). The parties may consummate the Settlement Agreement immediately upon entry of this Approval Order, provided that the other conditions precedent have been satisfied or waived in accordance with the terms of the Settlement Agreement. To any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Approval Order.

Notice of the Motion and the Settlement

            C. The notice of the Motion described above constitutes due, sufficient and timely notice of the Motion, the Hearing, and the Settlement Agreement to all Entities entitled thereto in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules, this Court's orders in these Chapter 11 Cases, and of due process. No other or further notice of the Motion, the Hearing, the Settlement Agreement or this Approval Order is necessary. This Court hereby further finds that notice to an attorney for the holder of an

----------
(2) Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact when appropriate. See Fed.
      R. Bankr. P. 7052.

Asbestos Claim constitutes notice to such holder for purposes of notice of the Motion, the Hearing, the Settlement Agreement or this Approval Order and any other matters set forth in this Order.

The Consent and/or Interposition of No Objection from Claimants
Representative, the Committee, the FCR and the Collateral Trustee

            D. [MAY BE MODIFIED TO REFLECT A DIFFERENT POSITION OF THE CLAIMANTS REPRESENTATIVE AND/OR FCR. WE NEED TO CONFIRM THEIR POSITIONS ONCE THE AGREEMENT IS FINALIZED] The Claimants Representative has expressly consented to the Settlement Agreement. The Committee, the FCR, and the Collateral Trustee have interposed no objection to: (1) the Debtors' and Plan Trust's entry into the Settlement Agreement and (2) the entry of this Approval Order by this Court.

Good Faith Nature of Settlement Agreement and Reasonableness of the Terms of the Settlement Agreement

            E. The Debtors negotiated with Federal at arm's length and in good faith to reach agreement on the matters resolved through the Settlement Agreement.

            F. Pursuant to Bankruptcy Rule 9019, and in consideration of the terms, compromises and exchanges of consideration contained in the Settlement Agreement and all other facts and circumstances of this Chapter 11 Case, the provisions of the Settlement Agreement are (i) fair and reasonable settlements;
(ii) valid and proper exercises of the Debtors' business judgment; (iii) exchanges for reasonably equivalent value; (iv) fair, equitable, and well within the range of reasonableness required for approval of the Settlement Agreement; and (v) considering all the factors set forth in In re Martin, 91 F.3d 389, 393 (3d Cir. 1996), as discussed in the Motion, in the best interests of the Debtors, their Estates, their creditors, the Plan Trust, and other parties-in-interest.

            G. The Settlement Agreement confers a substantial benefit upon the Debtors' Estates by providing for, among other things: (i) the settlement of complex litigation; and (ii) payment to the Plan Trust of the Settlement Amount, as provided for in the Settlement Agreement (plus interest thereon to the extent provided in the Settlement Agreement and less any credits that may be due pursuant to the Settlement Agreement).

            H. The payments by Federal under the Subject Policies and pursuant to the Settlement Agreement constitute a reasonable and substantial settlement and fair resolution of the alleged liability of Federal under the Subject Policies for Asbestos Claims and other Claims, and such contributions satisfy the liability of Federal, if any, for Asbestos Claims and other Claims under the Subject Policies.

Authority To Enter Into Settlement Agreement And To Effect The Transactions

            I. Each of the Debtors and, upon its creation, the Plan Trust: (i) has full corporate or trust (as the case may be) power and authority to enter into and perform the Settlement Agreement; and (ii) has the authority to take all corporate or trust action (as the case may be) necessary to authorize and approve the Settlement Agreement. In addition, no consent, authorization or approval, and no filing or registration, of any type or kind, other than those expressly provided for in the Settlement Agreement, is required for the Debtors and the Plan Trust to give effect to the terms of the Settlement Agreement. Further, the consummation of the Settlement Agreement by the Debtors and the Plan Trust does not conflict, contravene, or cause a breach, default or violation of any law, rule, regulation, contractual obligation or organizational or formation document.

Releases And Designation Of Federal As
A Settling Asbestos Insurance Company

            J. Subject to the terms and conditions of the Settlement Agreement, each of the Debtors and the Plan Trust releases the Federal Releasees forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity (a) for insurance coverage with respect to the applicable products/completed operations hazards limits under the Subject Policies; (b) for insurance coverage for Claims under the Subject Policies; (c) that were asserted or that could have been asserted in the Coverage Action; (d) any violation or alleged violation (whether or not in bad faith) of any statute or regulation, including, without limitation Unfair Claim Practices Acts or similar statutes of each of the fifty (50) states (when applicable) concerning, relating to and/or arising out of the Subject Policies; (e) any negligent undertaking or alleged negligent undertaking by or on the part of Federal concerning or relating to the Subject Policies; and (f) any other misconduct committed by Federal prior to the Effective Date concerning, relating to and/or arising out of the Subject Policies. Notwithstanding anything to the contrary herein, nothing in this paragraph shall be construed as releasing Federal from its obligations under the Settlement Agreement, including, without limitation, its obligation to pay in full the Settlement Amount (plus interest thereon to the extent provided in the Settlement Agreement and less any credits that may be due pursuant to the Settlement Agreement).

            K. Federal will be entitled to exercise the termination provisions of Paragraph III.H of the Settlement Agreement if the plan of reorganization that is confirmed herein does not:

            1.    Contain an injunction for the benefit of Federal pursuant to section 524(g) that bars any action directed against Federal to the extent that (a) Federal is alleged to be directly or indirectly liable for the conduct of, claims against, or demands on any of the Debtors, and (b) the alleged liability of Federal arises by reason of Federal's provision of insurance to the Debtors;

            2. grant Federal all the of the benefits of a Settling Asbestos Insurance Company as described, and as provided for, in the Debtor's Sixth Amended Plan; and

            3. provide that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against Federal under the Subject Policies based on or relating to Asbestos Claims (as defined in the Plan) shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against Federal.

            Federal may object to any proposed plan of reorganization that would not satisfy the requirements listed above.

No Objections Filed

            L. [TO BE MODIFIED TO THE EXTENT ANY OBJECTIONS ARE FILED] To the extent any Entity (a) either (i) received proper notice of these matters (or is represented by an Entity (including, without limitation, the FCR or counsel) that received such notice) or (ii) having had notice of this Chapter 11 Case, elected not to request notices regarding this Chapter 11 Case, and (b) failed to object to the Motion and the entry of the Approval Order, then such Entities (including, without limitation, the Debtors and the Plan Trust (or, to the extent that it has not yet been formed or does not yet exist, its predecessor(s) in interest), the FCR, the Claimants Representative and the Committee) hereby shall have no right to file or prosecute an appeal of this Approval Order.

II.   CONCLUSIONS OF LAW

      NOW, THEREFORE, BASED ON THE FOREGOING FINDINGS OF FACT, IT IS HEREBY ORDERED, ADJUDGED AND DECREED EFFECTIVE IMMEDIATELY, AS FOLLOWS:

            To the extent any Conclusion of Law set forth below herein constitutes a Finding of Fact, this Court so finds.

General Provisions

            1. Pursuant to the terms of this Approval Order, the relief requested in the Motion is granted and approved in all respects, and the Settlement Agreement is hereby approved in all respects.

            2. All objections, if any, to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits.

Approval of Settlement Agreement

            3. The Settlement Agreement and all of the terms and conditions thereof are hereby approved in their entirety and, notwithstanding anything to the contrary in this Approval Order, to the extent of any conflict or inconsistency between the provisions of this Approval Order and the terms and conditions of the Settlement Agreement, as between the Debtors, Plan Trust, and Federal, as the case may be, the Settlement Agreement shall govern and control.

            4. Each of the Debtors and the Plan Trust are authorized and empowered, and hereby directed, to take any and all actions necessary or appropriate, in accordance with the terms of the Settlement Agreement, and, without further order of the Court, to (a) consummate, carry out and implement the Settlement Agreement, (b) execute and deliver, perform under, consummate, carry out, implement and close fully the Settlement Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Settlement Agreement and, and (c) to take all further actions as may be reasonably requested in accordance with the Settlement Agreement by Federal as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Settlement Agreement. The Settlement Agreement and this Approval Order constitute valid and binding obligations of the Debtors, their Estates and the Plan Trust, which shall be enforceable in accordance with the terms thereof. The Plan Trust Agreement shall include as an obligation of the Plan Trust, effective from the creation of the Plan Trust, that such trust shall be subject to and bound by the Settlement Agreement and the Approval Order. Upon its creation, the Plan Trust, without further order of any court or action by any Entity, shall be deemed to be automatically a party to the Settlement Agreement. The Debtors are hereby authorized and directed to amend the Plan Trust Agreement (as defined in the Plan) in accordance with Section III.F of the Settlement Agreement to provide that the Plan Trust shall be subject to and bound by the Settlement Agreement and the Approval Order.

            5. All of the terms and provisions of this Approval Order shall be binding in all respects upon each of the Debtors, the Plan Trust, any trustees of any of the Debtors, the Debtors' Estates, the FCR and each of the Entities whose interests he represents, the Collateral Trustee, the Collateral Trust, the Claimants Representative, each Asbestos Claimant, all other creditors and shareholders of any of the Debtors, all interested parties, and their respective successors and assigns.

Releases

            6. Except with respect to any rights, obligations, Claims or liabilities under or relating to the Settlement Agreement, and subject to the limitations set forth in the Settlement Agreement, and subject to all of the provisions of the Settlement Agreement, including provisions rendering the Settlement Agreement null and void in certain circumstances, immediately upon Federal's payment in full of the Settlement Amount to the Plan Trust or as otherwise ordered by this Court, and without the necessity of any further act by the Debtors, Plan Trust or further order of this Court, the releases and provisions set forth in section IV.A of the Settlement Agreement shall be effective and binding upon the Entities set forth therein, and all those who might claim derivatively through such Entities, including, without limitation, any holder of an Asbestos Claim, any other holder of a Claim against any of the Debtors, the Debtors' successors, assigns, affiliates and shareholders, including, but not limited to, American Builtrite, Inc., and any beneficiary of the Plan Trust.

            7. Upon the Execution Date, the Debtors on the one hand, and Federal, on the other hand, shall dismiss all Claims against each other in the Coverage Action with prejudice, with each Party bearing its own fees, costs and expenses. The Parties' stipulation of dismissal shall state that Congoleum's claims are dismissed with prejudice except that such stipulation will provide that, in the event that the Settlement Agreement becomes null and void pursuant to Paragraph III.H thereof, Congoleum may re-join Federal to the Coverage Action and re-assert all claims against Federal in the Coverage Action, other than the bad faith claims that have been asserted in the Coverage Action, which bad faith claims shall not be re-asserted against Federal in the Coverage Action or in any new action. The Parties have agreed that in such event, each of Congoleum and Federal will be bound by all issues adjudicated or rulings thereon in the Coverage Action during the period from the date of the stipulation of dismissal to the rejoinder of Federal, despite the fact that Federal did not actually participate in the litigation of such issues during such period.

            8. Federal's payment in full of the Settlement Amount, as provided for in Paragraph II.A of the Settlement Agreement, shall satisfy and extinguish in full Federal's obligation for Asbestos Claims and other Claims under the Subject Policies. Additional Provisions

            9. The terms and provisions of the Settlement Agreement, together with the terms and provisions of this Approval Order, shall be binding in all respects upon all entities, including the Debtors, the Plan Trust, any trustee of any Debtor, the Debtors' Estates, the FCR and each of the Entities whose interests it represents, the Collateral Trustee, the Collateral Trust, the Claimants Representative, each Asbestos Claimant, the Debtors' other creditors, shareholders of any of the Debtors, and all parties in interest, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to the Settlement Amount, and their respective successors or assigns.

            10. Federal's payment of the Settlement Amount shall be made to the Plan Trust or as otherwise directed by the Bankruptcy Court. The proceeds of the Settlement Amount shall be utilized only to pay Asbestos Claims and/or to pay other amounts payable by the Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended.

            11. Nothing contained in the Plan or any other plan of reorganization or liquidation, or order of any type or kind entered in (a) this Chapter 11 Case, (b) any subsequent chapter 7 case into which the chapter 11 case may be converted, or (c) any related proceeding subsequent to entry of this Approval Order, shall conflict with or derogate from the provisions of the Settlement Agreement or the terms of this Approval Order. This Approval Order shall be binding upon and enforceable against, among others, each of the Debtors, their Estates, any and all chapter 7 and chapter 11 trustees thereof, the Plan Trust, the FCR and each of the Entities whose interests it represents, the Collateral Trustee, the Collateral Trust, the Claimants Representative and each Asbestos Claimant.

            12. The failure specifically to include any particular provision of the Settlement Agreement in this Approval Order shall not diminish or impair the efficacy of such provision, it being the intent of this Court that the Settlement Agreement and each and every provision, term, and condition thereof be authorized and approved in its entirety.

            13. This Approval Order shall be effective immediately upon its entry. The ten (10) day stay provided in Bankruptcy Rule 6004(c) is hereby waived.

            14. The Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that (a) any such modification, amendment, or supplement is not material and (b) to the extent practicable, notice of any modification, amendment, or supplement should be delivered to (i) the Committee, (ii) the FCR and (iii) the Claimants' Counsel at least five (5) days prior to the effective date of any such modification, amendment, or supplement.

            15. Notwithstanding any other provision of this Approval Order, if the Settlement Agreement is properly terminated under the terms thereof, then this Approval Order, with the exception of sections 7, 16 and 17 hereof, subject to the terms of sections III.H and III.I of the Settlement Agreement, shall be null and void and not be binding on any entity.

            16. If the Settlement Agreement is properly terminated under the terms thereof, then any and all statutes of limitation or repose or other time-related limitations, with respect to any Claim by any Entity, shall be deemed to have been tolled for the period from May 23, 2005 through the date that is thirty (30) days following the date on which the Settlement Agreement is declared terminated or null and void, and no Party shall be entitled to assert or rely on any time-related defense to any Claim by any other Party related to such period.

            17. The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Settlement Agreement and this Approval Order, and may make such further orders with respect thereto as are proper and appropriate.

            18. The provisions of this Approval Order are non-severable and mutually dependent.

            19. In the event that a court with competent jurisdiction over a coverage dispute between an insurer (other than Federal) (an "Other Insurer") and the Debtors (or their successors or assigns) determines that such Other Insurer would have been entitled, but for the terms of this Approval Order, to recover from Federal as a result of said Other Insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim, against Federal for Federal's alleged share or equitable share of the defense and/or indemnity of the Debtors (or their successors or assigns), for any claims released pursuant to the Settlement Agreement then, as adequate protection for any interest that such Other Insurer may have had in the Subject Policies, such Other Insurer's obligation to the Debtors (and their successors or assigns) shall be reduced, dollar for dollar, by the amount of said Other Insurer's determined claim against Federal eliminated by this Approval Order. Nothing in this Approval Order is intended to determine or affect the appropriate allocation of claims-related defense costs or liabilities to Congoleum's insurance coverages as provided by applicable law. Nothing in this paragraph limits the relief afforded to Federal under this Approval Order or the Settlement Agreement, or may serve as a basis for or shall be relied upon as imposing liability on Federal for any present or future Asbestos Claims under the Subject Policies or otherwise.

            20. Counsel for the Debtors shall immediately serve a copy of this Approval Order on all parties who have filed a request for notice in this case, all parties to the Settlement Agreement, counsel to the Committee, the Claimants' Counsel, the Collateral Trustee, and the FCR and file a certificate of service with the Clerk of the Bankruptcy Court within ten (10) days hereof.